EXHIBIT 99.2


PETROGEN LOGO APPEARS HERE

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


                        PETROGEN SIGNS DRILLING AGREEMENT
                           TO SPUD THE EMILY HAWES #1A

    - STEP-OUT DRILLING TO EXPAND EMILY HAWES FIELD NATURAL GAS PRODUCTION -

HOUSTON, TX - SEPTEMBER 15TH, 2005 - PETROGEN CORP. (OTC BULLETIN BOARD: PTGC) announced today that it has entered into a drilling agreement with Moncla Well Service (Moncla) of Lafayette, Louisiana to commence the drilling of the Emily Hawes #1A Sidetrack well (EH#1A) on the Company's Emily Hawes Field property, Calhoun County, Texas (the Property). Moncla is one of the most highly recognized and esteemed drilling and completion specialists in the Gulf Coast .

During the month of June, 2005, Petrogen's operations team readied the EH#1A location, the second sidetrack drilling location on the Property. Similar to the natural gas producing Emily Hawes #3A discovery well (EH#3A), the EH#1A step-out location has been prepared to be kicked off at a depth of approximately 2,700' by cutting the casing and setting a 200 foot cement kick-off plug. This allows the Company to re-enter the hole and utilize 2,600' of the existing well to directionally drill the new side-track bottom hole location. The EH#1A is approximately 3,000' east and structurally high to the producing EH#3A well. The EH#1A targets an initial natural gas completion in the Miocene M3 Sand at approximately 6,500' and provides for future uphole behind pipe natural gas reserves from the M1 Sand, currently producing natural gas from the EH#3A well.

Petrogen's Chairman and CEO, Sacha H. Spindler stated, "Expanding operations at Emily Hawes Field at this key time in the energy sector is of great importance to the ongoing success of Petrogen's Gulf Coast initiatives. Emily Hawes Field has proven to be of substantial value to the shareholders of the Company as a significant natural gas discovery, particularly due to the extremely high prices we're receiving from our natural gas sales." Mr. Spindler went on to say, "Successfully completing the EH#1A can potentially prove up the entire 12.3 billion cubic feet of previously producing natural gas reserves on the Property, therein fully substantiating the Company's geologic model of Emily Hawes Field."

Over the course of the past six weeks, natural gas production from the Property has been sold at prices ranging from $10.00 per Mcfg up to as high as $15.05 per Mcfg. Petrogen recently announced that it was implementing a compression initiative on its EH#3A discovery well on the Property that could see potential doubling of production rates through the implementation of the first of two stages of compression. A successful completion of the EH#1A can potentially increase Petrogen's natural gas production from the Property significantly and can be readily tied in for sales to the Company's extensive throughput infrastructure and natural gas management systems already in place on Matagorda Island. Natural gas that may be produced from the EH#1A will be transported through the Company's 12.5 mile Matagorda Island Gas Gathering System pipeline, which ties directly in and delivers into Northern Natural Gas' 24" Matagorda Offshore Pipeline System on Matagorda Island.

Mr. Spindler further stated, "We're anticipating that our natural gas volumes could more than double after completion of the compression initiative on the EH#3A we recently reported. Those potential results, coupled with a successful completion of the EH#1A could potentially increase our revenue stream from the Property by as much as 400% or more, as we anticipate that the EH#1A could produce natural gas at volumes similar and potentially higher than the EH#3A."

On November 23, 2004, Petrogen announced that it successfully tested natural gas from the Property's discovery well, the EH#3A. On August 3rd, 2005 Petrogen announced that it had commenced natural gas sales from the EH#3A well, which has been producing natural gas consistently since that time.

The Emily Hawes Field property is located approximately 90 miles southwest of Houston , Texas within the prolific oil and gas producing Miocene-Frio trend of the onshore and offshore Texas Gulf Coast . Near term plans include the expansion of operations through the development of a number of infill and step-out drilling locations targeted at the Basal Miocene Sands within the Emily Hawes Field after the completion and hook-up of the EH#3A well.

ABOUT MATAGORDA  ISLAND

Matagorda Island is one of seven barrier islands located in the Gulf of Mexico, Texas Gulf Coast . Today, Texas and the Texas Gulf Coast represent one of the premier oil and gas exploration regions in the world, accounting for 32% of all natural gas production and 27% of proved natural gas reserves in the United States . Over the past few years, several large discoveries by Shell, BP and Chevron Texaco have contributed to the growing prominence of the Gulf Coast region as a hotbed for the expansion of domestic natural gas developments. Matagorda Island is approximately 34 miles long by 4 miles wide and is situated along the prolific, natural gas producing Miocene/Frio trend.

ABOUT PETROGEN

Petrogen Corp. is a Houston, Texas based energy company currently pursuing and developing natural gas properties with known hydrocarbon reserves in the Texas Gulf Coast region. For further information, please visit the Company's website at www.petrogencorp.com.


                                     # # #

________________________________________________________________________________

THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE " SAFE HARBOR " PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.


CONTACTS:

COMPANY CONTACT                                INVESTOR RELATIONS CONTACT

Louis J. Fruchier                              Barry Gross
VP, Corporate Development & Communications     President
Petrogen Corp.                                 Gross Capital, Inc.
888-875-1155                                   361-949-4999
fruchier@petrogencorp.com                      barry@grosscapital.com